Exhibit 99.1

Clarus Reports Record Fourth Quarter and Full Year 2021 Results

– Sales in the Fourth Quarter of 2021 Increased 56% Year-Over-Year to a Record $118.2 Million; Sales for the Full Year 2021 Increased 68% to a Record $375.8 Million –

– Expects Full Year 2022 Sales of $470.0 Million and Adjusted EBITDA of $78.0 Million –

– Expects Full Year 2022 Free Cash Flow of $50.0 to $60.0 Million –

SALT LAKE CITY, Utah – March 7, 2022 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, reported financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Summary vs. Same Year-Ago Quarter

•	Record sales of $118.2 million increased 56%.
•	Gross margin improved 60 basis points to 36.1%; adjusted gross margin increased by 120 basis points to 37.2%.
•	Net income was $14.0 million, or $0.36 per diluted share, compared to net income of $7.1 million, or $0.22 per diluted share.
•	Adjusted net income before non-cash items increased 55% to $17.4 million, or $0.45 per diluted share, compared to $11.2 million, or $0.34 per diluted share.
•	Adjusted EBITDA increased to a record $20.0 million with an adjusted EBITDA margin of 16.9%, compared to $11.0 million with an adjusted EBITDA margin of 14.5%.

2021 Financial Summary vs. 2020

•	Record sales of $375.8 million increased 68%.
•	Gross margin improved 170 basis points to 36.4%; adjusted gross margin increased by 280 basis points to 37.7%.
•	Net income increased to $26.1 million, or $0.73 per diluted share, compared to net income of $5.5 million, or $0.18 per diluted share.
•	Adjusted net income before non-cash items increased 140% to $52.5 million, or $1.47 per diluted share, compared to $21.9 million, or $0.70 per diluted share.
•	Adjusted EBITDA increased to a record $61.5 million with an adjusted EBITDA margin of 16.4%, compared to $22.4 million with an adjusted EBITDA margin of 10.0%.

MAXTRAX Acquisition

On December 1, 2021, Clarus announced it had acquired the Australian-based MAXTRAX® business, a market leader in producing the best overlanding and off-road vehicle recovery and extraction tracks, for a combination of cash, stock, and future consideration. MAXTRAX will continue to operate independently as a wholly-owned subsidiary of Clarus and will be part of the Company’s Adventure reporting segment, which also includes Rhino-Rack, acquired on July 1, 2021.

Management Commentary

“Our record setting fourth quarter performance is yet another indication that our ‘Innovate and Accelerate’ strategy is delivering the intended results across our ‘Super Fan’ brand portfolio,” said Clarus President John Walbrecht. “For the third consecutive quarter, we reported record sales and adjusted EBITDA. We also continue to increase our gross margin profile despite headwinds across the global supply chain, highlighting the strength of our brands, the execution of operational excellence initiatives, and strong supplier partnerships.

“All of our brands continued to gain market share during the quarter. Within the Outdoor segment, nearly all product categories saw double-digit growth, largely driven by strong consumer demand for high quality outdoor products and the expansion of our retail partnerships. The Precision Sport segment displayed strong performance, attributable to growth in outdoor precision sports and our unique ability to take more control of our supply chain. With the fourth quarter acquisition of MAXTRAX we have created the Adventure segment, which is comprised of our Rhino-Rack and MAXTRAX brands. We are expanding our sales and marketing teams within the Adventure segment to support our North American market penetration efforts, while continuing to compliment Australia’s existing market share. Bookings for all three segments remain strong, and our team has done a fantastic job fulfilling orders despite the challenging market backdrop.

“2021 capped a five-year journey where we outlined our Super Fan brand approach and delivered record-setting results through our Innovate and Accelerate strategy. We’ve grown from a roughly $150 million in sales business that was losing $3 million in adjusted EBITDA in 2016 to record-setting results in 2021 of $375.8 million in sales and $61.5 million in adjusted EBITDA. The transformational change that we have enacted over the last five years is what guides our vision for the future.

“As we look to 2022, we expect to leverage this foundation to capitalize on the strong demand trends underpinning our brands while using our Innovate and Accelerate strategy to accelerate both sales and profitability.”

Clarus Executive Chairman Warren Kanders added: “The team has done an outstanding job driving our Innovate and Accelerate strategy over the past five years, delivering record sales and profitability. This has enabled us to deploy over $350 million of capital on acquisitions, starting with Sierra Bullets in 2017. Since this time, we have also realized over $109 million of tax benefits associated with our NOL carryforwards. In 2010, Clarus had $225 million of NOLs that were set to expire at the end of 2022, but we now expect to realize the remaining $39.5 million that existed from 2010 in 2022 prior to expiration. This is quite the testament to our organization’s accomplishments in making accretive acquisitions while driving significant cash tax savings and value creation for our shareholders.”

Fourth Quarter 2021 Financial Results

Sales in the fourth quarter increased 56% to a record $118.2 million compared to $75.9 million in the same year-ago quarter. The increase includes revenue contribution of approximately $23.8 million from Rhino-Rack, an acquisition completed on July 1, 2021, and $1.7 million from MAXTRAX, an acquisition completed on December 1, 2021. Fourth quarter sales increased 16% on a proforma basis compared to the same year-ago quarter.

Sales in the Outdoor segment of $65.1 million were up 17%, while Precision Sport sales of $27.6 million were up 37%. Sales in the Adventure segment were $25.5 million in the fourth quarter of 2021. The increase across each segment is attributed to continued strong demand, outperformance in navigating the challenging supply chain environment and the benefit from the 2021 acquisitions.

Gross margin in the fourth quarter improved to 36.1% compared to 35.5% in the year-ago quarter due to improvements in channel and product mix. Excluding a $1.3 million fair value inventory step-up associated with the Rhino-Rack and MAXTRAX acquisitions, adjusted gross margin in the fourth quarter increased 120 basis points to 37.2%.

Selling, general and administrative expenses in the fourth quarter were $32.6 million compared to $20.9 million in the same year-ago quarter due primarily to the inclusion of Rhino-Rack and MAXTRAX, which contributed $7.6 million in expenses, and an increase in stock-based compensation of $1.7 million. The remainder of the increase was driven by investments in the Company’s go-to-market and fulfilment activities in support of its increased sales.

Net income in the fourth quarter was $14.0 million, or $0.36 per diluted share, compared to net income of $7.1 million, or $0.22 per diluted share, in the prior year quarter.

Adjusted net income in the fourth quarter, which excludes non-cash items and transaction costs, increased 55% to $17.4 million, or $0.45 per diluted share, compared to an adjusted net income of $11.2 million, or $0.34 per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the fourth quarter increased to a record $20.0 million, or an adjusted EBITDA margin of 16.9%, compared to $11.0 million, or an adjusted EBITDA margin of 14.5%, in the same year-ago quarter.

Net cash provided by operating activities for the three months ended December 31, 2021 increased to $16.8 million compared to $8.3 million in the prior year. Capital expenditures in the fourth quarter were $11.8 million, which included $9.5 million for the purchase of the Barnes facility, compared to $1.8 million in the same year-ago quarter. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the quarter ended December 31, 2021 was $5.0 million compared to $6.5 million in the same year-ago period. The decrease is due to the purchase of the Barnes facility and investments in inventory to mitigate supply chain constraints, partially offset by higher levels of profitability.

Liquidity at December 31, 2021 vs. December 31, 2020

•	Cash and cash equivalents totaled $19.5 million compared to $17.8 million.
•	Total debt of $141.5 million compared to $34.6 million.
•	Remaining access to $81.5 million on the Company’s revolving line of credit.
•	Net debt leverage ratio 2.0x compared to 0.6x at the end of 2020.

Full Year 2021 Financial Results

Sales in 2021 increased 68% to a record $375.8 million compared to $224.0 million in 2020. The increase includes revenue contribution of approximately $33.4 million from Barnes during the first nine months of 2021, $43.5 million from Rhino-Rack, an acquisition completed on July 1, 2021, and approximately $1.7 million from MAXTRAX, an acquisition completed on December 1, 2021. Full year 2021 sales increased 36% on a proforma basis compared to 2020.

From a segment perspective, Outdoor sales of $220.8 million were up 29%. Precision Sport sales of $109.8 million were up 108%. Adventure sales were $45.2 million in 2021. The increase in sales across the segments is attributed to continued strong demand and the benefit from the 2020 and 2021 acquisitions.

Gross margin in 2021 improved 170 basis points to 36.4% compared to 34.7% in 2020, primarily due to improvements in channel and product mix. Excluding a $4.8 million fair value inventory step-up associated with the Rhino-Rack and MAXTRAX acquisitions, adjusted gross margin in 2021 increased 280 basis points to 37.7%.

Selling, general and administrative expenses in 2021 were $105.5 million compared to $71.4 million in 2020. The increase was primarily due to the inclusion of Rhino-Rack and MAXTRAX, which contributed $15.3 million, and the full year impact of the inclusion of Barnes, which contributed $5.0 million, as well as an increase in stock-based compensation of $2.7 million. The remainder of the increase was driven by investments in the Company’s go-to-market and fulfilment activities in support of its increased sales.

Net income in 2021 increased 375% to $26.1 million, or $0.73 per diluted share, compared to net income of $5.5 million, or $0.18 per diluted share, in the prior year.

Adjusted net income in 2021, which excludes non-cash items and transaction costs, increased 140% to $52.5 million, or $1.47 per diluted share, compared to an adjusted net income of $21.9 million, or $0.70 per diluted share, in 2020.

Adjusted EBITDA in 2021 increased to a record $61.5 million, or an adjusted EBITDA margin of 16.4%, compared to $22.4 million, or an adjusted EBITDA margin of 10.0%, in 2020.

Net cash provided by operating activities for the year ended December 31, 2021 was $(0.3) million compared to $29.4 million in 2020. Capital expenditures in 2021 were $17.4 million compared to $5.4 million in the prior year. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the year ended December 31, 2021 was $(17.7) million compared to $24.0 million in the same year-ago period. This decrease is related to investments in inventory, the purchase of the Barnes facility, and cash transaction costs associated with the 2021 acquisitions.

2022 Outlook

Clarus anticipates fiscal year 2022 sales to grow approximately 25% to $470.0 million compared to 2021. By segment, the Company expects sales for Outdoor to increase high-single digits to approximately $237.5 million, the Precision Sport segment to increase low-single digits to approximately $112.5 million, and the Adventure segment to contribute approximately $120 million.

The Company expects adjusted EBITDA in 2022 to be approximately $78.0 million, or an adjusted EBITDA margin of 16.5%. In addition, capital expenditures are expected to be approximately $9.0 million and free cash flow is expected to range between $50.0 to $60.0 million.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $60.7 million, which includes $39.5 million of NOL carryforwards that expire at December 31, 2022. The Company’s common stock is subject to a rights agreement dated February 7, 2008 that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2021 results.

Date: Monday, March 7, 2022

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-511-3707

International dial-in number: 1-786-815-8672

Conference ID: 1581119

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 21, 2022.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 1581119

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor and consumer enthusiast markets. Our mission is to identify, acquire and grow outdoor “super fan” brands through our unique “innovate and accelerate” strategy. We define a “super fan” brand as a brand that creates the world’s pre-eminent, performance-defining product that the best-in-class user cannot live without. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, Sierra®, and Barnes® brand names through outdoor specialty and online retailers, our own websites, distributors and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.maxtrax.com.au, www.sierrabullets.com, www.barnesbullets.com, www.pieps.com, or www.goclimbon.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), and adjusted EBITDA, and (iv) free cash flow. The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA and adjusted EBITDA, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

Aaron J. Kuehne

Executive Vice President and Chief Operating Officer

Tel 1-801-993-1364

aaron.kuehne@claruscorp.com

Michael J. Yates

Chief Financial Officer

Tel 1-801-993-1304

mike.yates@claruscorp.com

Investor Relations Contact:

Gateway Group

Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash	$19,465	$17,789
Accounts receivable, net	66,180	50,475
Inventories	129,354	68,356
Prepaid and other current assets	11,831	5,385
Income tax receivable	116	117
Total current assets	226,946	142,122

Property and equipment, net	42,826	26,956
Other intangible assets, net	73,683	19,416
Indefinite-lived intangible assets	128,271	47,523
Goodwill	118,090	26,715
Deferred income taxes	22,433	11,113
Other long-term assets	19,578	6,846
Total assets	$631,827	$280,691

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$31,488	$21,483
Accrued liabilities	27,473	13,182
Income tax payable	4,437	956
Current portion of long-term debt	9,585	4,000
Total current liabilities	72,983	39,621

Long-term debt	131,948	30,621
Deferred income taxes	35,280	1,227
Other long-term liabilities	21,448	4,628
Total liabilities	261,659	76,097

Stockholders' Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 41,105 and 35,198 issued and 37,094 and 31,228 outstanding, respectively	4	4
Additional paid in capital	662,996	513,979
Accumulated deficit	(263,342)	(286,100)
Treasury stock, at cost	(24,440)	(23,789)
Accumulated other comprehensive (loss) income	(5,050)	500
Total stockholders' equity	370,168	204,594
Total liabilities and stockholders' equity	$631,827	$280,691

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2021	December 31, 2020
Sales
Domestic sales	$65,170	$48,733
International sales	53,013	27,214
Total sales	118,183	75,947

Cost of goods sold	75,501	48,969
Gross profit	42,682	26,978

Operating expenses
Selling, general and administrative	32,591	20,891
Transaction costs	2,571	563
Contingent consideration benefit	(1,605)	-

Total operating expenses	33,557	21,454

Operating income	9,125	5,524

Other (expense) income
Interest expense, net	(1,013)	(461)
Other, net	(119)	588

Total other (expense) income, net	(1,132)	127

Income before income tax	7,993	5,651
Income tax benefit	(6,053)	(1,418)
Net income	$14,046	$7,069

Net income per share:
Basic	$0.39	$0.23
Diluted	0.36	0.22

Weighted average shares outstanding:
Basic	36,037	31,132
Diluted	38,980	32,408

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Sales
Domestic sales	$225,878	$132,226
International sales	149,916	91,781
Total sales	375,794	224,007

Cost of goods sold	238,862	146,212
Gross profit	136,932	77,795

Operating expenses
Selling, general and administrative	105,494	71,428
Transaction costs	11,843	2,433
Contingent consideration benefit	(1,605)	-

Total operating expenses	115,732	73,861

Operating income	21,200	3,934

Other income (expense)
Interest expense, net	(2,939)	(1,261)
Other, net	(4,382)	912

Total other expense, net	(7,321)	(349)

Income before income tax	13,879	3,585
Income tax benefit	(12,214)	(1,960)
Net income	$26,093	$5,545

Net income per share:
Basic	$0.79	$0.18
Diluted	0.73	0.18

Weighted average shares outstanding:
Basic	33,136	30,175
Diluted	35,686	31,225

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	December 31, 2021		December 31, 2020
Gross profit as reported	$42,682	Gross profit as reported	26,978
Plus impact of inventory fair value adjustment	1,309	Plus impact of inventory fair value adjustment	360
Adjusted gross profit	$43,991	Adjusted gross profit	$27,338

Gross margin as reported	36.1%	Gross margin as reported	35.5%

Adjusted gross margin	37.2%	Adjusted gross margin	36.0%

TWELVE MONTHS ENDED

	December 31, 2021		December 31, 2020
Gross profit as reported	$136,932	Gross profit as reported	77,795
Plus impact of inventory fair value adjustment	4,769	Plus impact of inventory fair value adjustment	360
Adjusted gross profit	$141,701	Adjusted gross profit	$78,155

Gross margin as reported	36.4%	Gross margin as reported	34.7%

Adjusted gross margin	37.7%	Adjusted gross margin	34.9%

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended
		Per Diluted		Per Diluted
	December 31, 2021	Share	December 31, 2020	Share
Net income	$14,046	$0.36	$7,069	$0.22

Amortization of intangibles	3,863	0.10	1,780	0.05
Depreciation	1,649	0.04	1,396	0.04
Amortization of debt issuance costs	170	0.00	81	0.00
Stock-based compensation	3,063	0.08	1,358	0.04
Inventory fair value of purchase accounting	1,309	0.03	360	0.01
Income tax benefit	(6,053)	(0.16)	(1,418)	(0.04)
Cash paid for income taxes	(1,631)	(0.04)	(8)	(0.00)

Net income before non-cash items	$16,416	$0.42	$10,618	$0.33

Transaction costs	2,571	0.07	563	0.02
Contingent consideration (benefit)	(1,605)	(0.04)	-	-
State cash taxes on adjustments	(21)	(0.00)	(14)	(0.00)

Adjusted net income before non-cash items	$17,361	$0.45	$11,167	$0.34

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Twelve Months Ended
		Per Diluted		Per Diluted
	December 31, 2021	Share	December 31, 2020	Share
Net income	$26,093	$0.73	$5,545	$0.18

Amortization of intangibles	9,834	0.28	4,070	0.13
Depreciation	5,985	0.17	4,801	0.15
Amortization of debt issuance costs	505	0.01	311	0.01
Stock-based compensation	9,477	0.27	6,791	0.22
Inventory fair value of purchase accounting	4,769	0.13	360	0.01
Income tax benefit	(12,214)	(0.34)	(1,960)	(0.06)
Cash paid for income taxes	(1,984)	(0.06)	(426)	(0.01)

Net income before non-cash items	$42,465	$1.19	$19,492	$0.62

Transaction costs	11,843	0.33	2,433	0.08
Contingent consideration (benefit)	(1,605)	(0.04)	-	-
State cash taxes on adjustments	(225)	(0.01)	(60)	(0.00)

Adjusted net income before non-cash items	$52,478	$1.47	$21,865	$0.70

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	December 31, 2021	December 31, 2020
Net income	$14,046	$7,069

Income tax benefit	(6,053)	(1,418)
Other, net	119	(588)
Interest expense, net	1,013	461

Operating income	9,125	5,524

Depreciation	1,649	1,396
Amortization of intangibles	3,863	1,780

EBITDA	14,637	8,700

Transaction costs	2,571	563
Contingent consideration benefit	(1,605)	-
Inventory fair value of purchase accounting	1,309	360
Stock-based compensation	3,063	1,358

Adjusted EBITDA	$19,975	$10,981

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Net income	$26,093	$5,545

Income tax benefit	(12,214)	(1,960)
Other, net	4,382	(912)
Interest expense, net	2,939	1,261

Operating income	21,200	3,934

Depreciation	5,985	4,801
Amortization of intangibles	9,834	4,070

EBITDA	37,019	12,805

Transaction costs	11,843	2,433
Contingent consideration (benefit)	(1,605)	-
Inventory fair value of purchase accounting	4,769	360
Stock-based compensation	9,477	6,791

Adjusted EBITDA	$61,503	$22,389